Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER DATED JULY 19, 2005

          This AMENDMENT NO. 1 amends the Agreement and Plan of Merger dated July 19, 2005 (the “Agreement”) by and among FIIC, Inc., a Delaware corporation (“FIIC”), on the one hand, and Nicklebys.com, Inc., a publicly traded Colorado corporation (“NBYS”), Nicklebys Acquisition Corp., a Nevada corporation and wholly owned subsidiary of NBYS (“Merger Sub”), Scott Thornock, an individual stockholder of NBYS (“Thornock”), Bruce Capra, an individual stockholder of NBYS (“Capra”), Paul Zueger, an individual stockholder of NBYS (“Zueger”), Michael Tanner, an individual stockholder of NBYS (“Tanner”) and James Watson, an individual stockholder of NBYS (“Watson,” and with Thornock, Capra, Zueger and Tanner, the “NBYS Stockholders”), on the other hand. All capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

A.          NBYS, Merger Sub, the NBYS Stockholders and FIIC each remain determined to engage in the transactions contemplated the Agreement.

B.          The respective boards of directors of FIIC, NBYS and Merger Sub, and NBYS, as the sole shareholder of Merger Sub, continue to deem the Merger, pursuant to the terms of the Agreement, to be desirable and in the best interests of their respective companies.

C.          The parties are currently drafting the necessary disclosure documents to present the Merger, and the other supporting transactions contemplated by the Agreement, to their respective stockholders for approval.

AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties amend the Agreement as follows:

          1.       Amendments

                    (a)        Section 1.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

                    1.7       Closing.  Subject to the satisfaction of the conditions precedent specified in Section 6 hereof, the closing of the Merger shall take place at 5:00 p.m. (Pacific Time) at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, within 30 days after receipt of the approval of both the shareholders of NBYS at the NBYS special meeting and the stockholders of FIIC at a meeting or by written consent, or at such other time and date as the parties may mutually agree (the “Closing” or the “Closing Date”).

                    (b)        Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

                    2.2       Capitalization.  Immediately prior to the Closing, the authorized capital stock of FIIC will consist of 50,000,000 shares of common stock, $.001 par value per share, and 25,000,000 shares of preferred stock.  As of the date of Closing, there will be outstanding at least 11,517,001 shares of common stock, no shares of preferred stock, and FIIC Warrants to purchase 1,808,307 shares of FIIC common stock, including the anticipated FIIC issuance prior to Closing of 400,000 shares of common stock to Corporate Growth Professionals, 700,000 shares of common stock to Summit Financial Partners, and 625,000 shares of common stock to Peyton, Chandler & Sullivan, to be issued prior to Closing in satisfaction of certain contractual obligations.  Prior to Closing, in conjunction with financing efforts defined in an a Senior Secured Convertible Promissory Note (the “Note”) between Bridgewater Capital, or one of its designated funds, and FIIC to be executed subsequent to this Amendment and prior to Closing (the “Bridge Financing”), FIIC shall issue additional FIIC Warrants to purchase up to 853,940 shares of FIIC common stock and may be required to issue up to 802,561 additional shares of common stock upon any conversion of the Note.  Prior to Closing, FIIC may also issue up to 5,000,000 shares of common stock and FIIC Warrant(s) to purchase an aggregate number of shares of FIIC common stock equal to ten percent (10%) of the aggregate funding raised by Midas Securities LLC (“Midas”) in a private placement (the “Private Placement”).  Pursuant to the Stock Option Plan, prior to the Closing, FIIC may also issue FIIC Options to purchase up to 1,854,883 shares of FIIC common stock.  Upon Closing FIIC shall have no more than 22,336,692 shares of common stock issued and outstanding, reserved for issuance upon the exercise of outstanding FIIC Options or FIIC Warrants or reserved for issuance upon conversion of the Note or other convertible debt.  All issued and outstanding shares of capital stock of FIIC are, and on the date of Closing will be, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and have been or will be issued pursuant to and in compliance with applicable federal and state securities laws.

                     (c)      Subsection 5.1(a)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

                              (iii)       subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, written resignations of all officers and directors of NBYS in office immediately prior to the Closing, and board resolutions electing the following individuals to the positions with NBYS listed opposite their names below:

James W. France	President, Chief Executive Officer and Director
James Bowser	Chief Operating Officer and Executive Vice President
Wade Estep	Chief Financial Officer
Robert Ostrander	Vice President, Secretary and Director
Kevin Loychik	Director
Brent Peterson	Director
Dean Barrett	Director

FIIC may nominate up to three additional directors prior to Closing, and will provide the names of the nominees when identified.

                    (d)        Subsection 6.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

                    6.2       Termination by either NBYS or FIIC.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either NBYS or FIIC if:

                    (a)        the Merger shall not have been consummated within 120 days from the date of NBYS’s initial filing of a proxy statement on Schedule 14A pursuant to Section 1.11 hereof, whether such date is before or after the date of approval of the Merger by FIIC’s stockholders and NBYS’s stockholders (the “Termination Date”); or

                    (e)        Subsections 1.13 and 5.3 of the Agreement are hereby deleted in their entirety and replaced with the following:

                    1.13     Transfer of Assets; Assumption of Liabilities.  If at Closing, NBYS has any tangible assets, such assets shall be transferred to Capra or an entity he designates in exchange for their book value, or cancellation of debt owed to Capra by NBYS in the amount of such book value, concurrent with the Closing.  Concurrent with Closing, FIIC shall promptly pay all of NBYS’ liabilities, up to an aggregate of  $100,000.

                    5.3       Spinoff.  Subject to the terms of Section 1.13, NBYS shall have contributed all of the tangible pre-Closing assets and intellectual property rights of NBYS to the NBYS Stockholders and the NBYS Stockholders shall have assumed all of the pre-Closing liabilities of NBYS of any kind whatsoever in excess of $100,000 immediately following the Closing (the “Spinoff”).  The Spinoff, which will occur immediately following the Closing, will be effected in compliance with all applicable laws, including without limitation, the applicable provisions of the NRS and any other applicable state and federal laws.  The consummation of the Spinoff will not require any consent, release, waiver or approval that would adversely affect NBYS.  The consummation of the Spinoff will not give rise to or trigger the application of any right of any third party that has not been waived by such party in a writing signed by it. The consummation of the Spinoff will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of NBYS; (b) any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement, contract or other instrument or obligation (whether oral or written) to which NBYS is or was a party or by which NBYS is or was bound; or (c) any federal, state, local or foreign statute, law concession, grant, franchise, permit or other governmental authorization or approval applicable to NBYS.

          2.        Affirmation of Representations and Warranties.

                    (a)        The representations and warranties of NBYS, Merger Sub and the NBYS Stockholders contained in the Agreement, or in any certificate, schedule or exhibit delivered pursuant thereto, and to the extent amended hereby, remain true at this time and shall remain true in all material respects at the Closing with the same effect as though made at such time.

                    (b)        The representations and warranties of FIIC contained in the Agreement, or in any certificate, schedule or exhibit delivered pursuant thereto, and to the extent amended hereby, remain true at this time and shall remain true in all material respects at the Closing with the same effect as though made at such time.

          3.        Entire Agreement.  This Amendment No. 1 together with the Agreement (together with all other documents and instruments referred to therein):  (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

          4.        Counterparts and Facsimile Signatures.  This Amendment No. 1 may be executed in two or more counterparts, which together shall constitute a single agreement.  This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

[SIGNATURES FOLLOW]

                    IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement as of October 31, 2005.

FIIC, INC.

By:
Name:  James W. France
Title: President and Chief Executive Officer

NICKLEBYS.COM, INC.

By:
Name:  Scott Thornock
Title:  President and Chief Executive Officer

NICKLEBYS ACQUISITION CORP.

By:
Name:  Scott Thornock
Title:  President and Chief Executive Officer

NBYS STOCKHOLDERS

Name:  Scott Thornock

Name:  Bruce Capra

Name:  Paul Zueger

Name:  Michael Tanner

Name:  James Watson